FOR IMMEDIATE RELEASE                                                                                                                                  Exhibit 99

July 28, 2010

THE EASTERN COMPANY REPORTS RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS OF 2010

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced the results of its operations for the second quarter and six months of 2010. Sales for the quarter were $32.6 million, compared to $28.1 million for the same period in 2009, a 16% increase, while net income was $1.4 million or $0.23 per diluted share, compared to the $842,000, or $0.13 per diluted share, reported in the second quarter of 2009, a 67% increase.

Net sales for the six months of 2010 were $63.5 million compared to $56.5 million for the first six months of 2009, a 12% increase. For the six month period ended July 3, 2010 net income was $2.4 million or $0.40 per diluted share, compared to a loss of ($240,000) or ($.04) per diluted share for the same period in 2009.

Mr. Leganza Chairman, President and CEO stated, “All three of our business segments experienced increased sales and earnings as compared to the second quarter and first six months of 2009, an upward trend which began in the first quarter of this year. While we have experienced our sales increase in almost all of the markets we serve, we believe it is yet too early to conclude whether or not the economy will continue to sustain itself and get stronger. However, we feel very positive and confident about our business plans and objectives for 2010 and continue to anticipate an overall improvement in sales and earnings for the year. The cost and expense reductions we implemented during 2009 have been important toward providing positive earnings results across all our business segments.”

Leonard F. Leganza, added, “The Metal Products Group has benefited from the strong demand for coal. The mining industry is, as a consequence, expected to remain robust in the foreseeable future. The $2.5 million production improvement plan we initiated is on schedule with the major installations to take place during the early part of August. No disruptions of customer service are anticipated.”

Mr. Leganza, continued, “The Industrial Hardware Group is benefiting from the demand for products utilizing our lightweight composite panels. Sales of those products are anticipated to improve because of the greater demand for Class 8 sleeper cabs as well as panels for delivery truck applications and the introduction of other new products. The Security Products Group continued to benefit from stronger demand for lock products in the majority of the markets we serve. The commercial laundry markets, which are also served by the Security Products Group, continued, however, to experience softness which we believe to be the result of general economic factors. New products which are targeted at the commercial laundry markets include advanced coin recognition systems and contactless and wireless cash payment systems. These products were introduced during the second quarter of 2010 and we anticipate several new market opportunities will open up for us in the coin vending and metering industry.”

Mr. Leganza concluded, “While we remain cautiously optimistic about the current state of the economy, we expect that all of our business segments will experience growth in sales and earnings for the full year compared to 2009. We also believe our liquidity plans will be sufficient to support our current dividend policy, meet our debt service requirements and replace or upgrade our capital equipment where needed. We will continue to take whatever measures are necessary to enhance our liquidity position during 2010, and as always, take whatever further action may be necessary to improve our operating results and pursue our strategic initiatives.”

The Eastern Company is a 152-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Net Sales	$ 32,577,665	$ 28,087,629	$63,532,220	$56,520,102

Net Income	$ 1,410,869	$ 842,382	$ 2,420,529	$ (240,148)

Net Income Per Share:
Basic	$ 0.23	$ 0.14	$ 0.40	$ (0.04)
Diluted	$ 0.23	$ 0.13	$ 0.39	$ (0.04)

Weighted average
shares outstandings:
Basic	6,074,700	5,967,826	6,069,977	5,966,787
Diluted	6,165,369	6,268,805	6,177,847	5,966,787